Exhibit 10.1
COMPLETE PRODUCTION SERVICES, INC.
MANAGEMENT INCENTIVE PLAN GUIDELINES
SENIOR MANAGEMENT
PURPOSE
The Plan is intended to provide incentive compensation awards to participants based on their contribution to the achievement of the total company performance goal in addition to their performance against established operating unit goals and objectives.
COMPENSATION COMMITTEE OF THE BOARD
The Compensation Committee of the Board of Directors has overall authority to approve the design of the Plan and establish the performance objectives of the Plan in conjunction with the Board’s approval of the annual financial plan. The Committee can approve any extraordinary financial gains or losses for inclusion or exclusion in calculating awards. The Committee also approves award levels for the Chief Executive Officer and the other members of senior management and maintains the authority to adjust performance goals and levels for this group in case of divestiture, merger, acquisition, or other unforeseen and unusual events measurably impacting operating results. The Compensation Committee of the Board may terminate and, from time to time, amend any provisions of the Plan and has the authority to terminate the Plan at any time during the Plan Year for any reason. Participants will receive a pro rata percentage of any incentive award based on financial results as of the date of the Plan termination, as determined by the Compensation Committee. Final awards for the CEO and other members of senior management are subject to approval of the Compensation Committee.
LIMITATIONS OF RIGHTS
Nothing contained in this Plan shall be construed to give any participant of the Company any right to any allocations other than at the sole discretion of the Compensation Committee, or its designee, or to limit in any way the right of the Company to terminate a participant’s employment at any time, or be evidence of any agreement or understanding, expressed or implied, that any person will be employed in any particular position or at any particular rate of remuneration. All questions relating to the interpretation and administration of the Plan shall be resolved by the Compensation Committee, or its designee, whose decision shall be binding upon all employees.
Nothing in this Plan shall supersede any rights granted to a participant under a separate employment agreement or other similar arrangement with the Company.

COMPLETE PRODUCTION SERVICES, INC.
MANAGEMENT INCENTIVE PLAN GUIDELINES
SENIOR MANAGEMENT
PARTICIPANTS MUST BE EMPLOYED ON THE DATE THE AWARDS ARE PAID OUT IN ORDER TO BE ELIGIBLE TO RECEIVE AN AWARD.
No employee has an inherent right to be selected for participation in the Plan or to continue as a participant except at the discretion of the Compensation Committee, or its designee.
If the employment of the participant is terminated by the employee or by the Company prior to the completion of the performance period for any reason except disability, death, retirement, reduction-in-force, or change of control, any rights to any incentive award will be forfeited. In the event of termination due to disability, death, retirement, or reduction-in-force (which occurs during the fourth quarter of the plan year), a participant may receive a pro-rated award. An incentive award may not be paid or may be reduced if a participant is not actively at work for extended period of time during the plan year at the discretion of the CEO.
OPERATION OF THE PLAN
The four levels of performance objectives – Entry (E), Expected Value (EV), Over Achievement (OA), and Stretch (S) — are established using the annual financial plan. The Expected Value (EV) performance objective is generally the “Plan”. The Entry level is the minimum level of performance for which the Plan will make an award. Stretch (S) is the highest level of performance that will be rewarded by the Plan.
PERFORMANCE MEASURES
The performance measures will be earnings before interest, taxes, depreciation and amortization (EBITDA). Awards may be split and weighted based on the level of responsibility and degree of impact that the individual has upon the goals. The failure to meet certain non-quantitative performance measures, such as individual performance objectives, may reduce the amount of award as determined by the CEO.
For the CEO and other corporate members of senior management, 100% of the award will be based on the EBITDA results of Complete Production Services, Inc. For the Division Presidents, 25% of the award opportunity will be based on the EBITDA results of Complete Production Services, Inc. and 75% of the award opportunity will be based on Division EBITDA results.
Each participant will receive a letter, which states the specific criteria he/she will be measured on during the performance period. The CEO, with the approval of the Compensation Committee, establishes the performance criteria and final performance results used to determine award amounts.

COMPLETE PRODUCTION SERVICES, INC.
MANAGEMENT INCENTIVE PLAN GUIDELINES
SENIOR MANAGEMENT
INCENTIVE AWARD OPPORTUNITIES
Performance is divided into four award opportunity levels — Entry, Expected Value, Over Achievement and Stretch. The target incentive amount is earned when the Expected Value (100%) of each component is reached. Entry level payout of 10% of the EV for each component is triggered when the Entry level for the performance measure is reached. For Over Achievement payout of 150% to occur, the results must meet the over achievement goal of the financial measure. Stretch results or greater will earn a payout of two times the payout opportunity at EV. Results falling between the stated thresholds of E, EV, OA and S will result in interpolated payout.
PERFORMANCE PERIOD
The Plan’s performance period will be January 1st through December 31st.
INCENTIVE AWARD CALCULATION AND PAYMENTS
Incentive awards will be computed and paid out within 90 days after year-end. Incentive Award percentages will be rounded to the nearest 0.5%. Payment for the full amount of the award earned after required minimum tax withholding will be made by check by the end of March. For the purpose of this Plan, base salary is defined as the participant’s base monthly salary as of December 3lst of the plan year times 12 months.